EXHIBIT 99.1

SUPPORTSOFT REPORTS STRONG RESULTS FOR FOURTH QUARTER 2005

Exceeds Fourth Quarter Consensus Estimates for Revenue and EPS

Redwood City, Calif., February 1, 2006 – SupportSoft, Inc. (Nasdaq: SPRT), a leading provider of Real-Time Service Management (RTSM™) software, today reported financial results for its fourth quarter and full year ended December 31, 2005.

Revenue for the fourth quarter 2005 was $15.8 million, a 22% increase from $13.0 million in the previous quarter and equal with $15.8 million for the same period last year. On a GAAP basis, net income for the quarter was $1.3 million or $0.03 per diluted share compared with a net loss of $85,000 or $0.00 per diluted share for the previous quarter and net income of $2.1 million or $0.05 per diluted share for the same period last year.

Revenue for the year ended December 31, 2005 was $62.0 million, a 2% increase from $60.6 million for the previous year. Net income on a GAAP basis was $4.6 million or $0.10 per diluted share for the full year 2005, compared with a net income of $10.2 million or $0.22 per diluted share for the full year 2004.

Cash and short-term investments at December 31, 2005 were $120.7 million compared to $120.3 million a year ago. Deferred revenues were $15.0 million at December 31, 2005 compared to $11.5 million at September 30, 2005 and $16.6 million at December 31, 2004.

“We are very pleased with the strength of our fourth quarter performance across all aspects of our business,” said Radha Basu, CEO and Chairman of SupportSoft. “In addition to our solid financial execution, the expansion of our Digital Service Provider and Enterprise customer base indicates that we have proven products that deliver real value in high growth markets.”

“We recently completed our 2005 UserForum in San Francisco where we hosted more than 250 attendees and featured strong customer presentations. The energy around SupportSoft and the value of our solutions was abundantly evident and we are encouraged by the high level of interest and customer acceptance of SupportSoft products. Our goal is to leverage our success and our leadership in delivering solutions for service and support automation into 2006 and beyond,” concluded Basu.

Fourth Quarter Highlights:

•	SupportSoft received more than 100 orders from six new customers and 34 existing customers in the fourth quarter of 2005. Seven customers placed orders for more than $1 million, including two for more than $3 million.

•	SupportSoft received orders from customers including Time Warner Cable, Northrup Grumman, IBM, Adelphia, Talk Talk Telecom, Comcast, Solid Technologies, Bresnan Communications, BellSouth, Symantec, CGI, UPC, Casema and Verizon.

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SupportSoft hosted its sixth annual Worldwide “Convergence” UserForum, featuring presentations from executives of more than 20 leading companies, including Belgacom, BellSouth, Comcast, CSC, Fidelity, Marriott, Microsoft, Scientific-Atlanta, Symantec, Thomson, Time Warner Cable, UPC Broadband, Verizon, C-COR and ADP. More than

250 attendees, including representatives from over 130 customers and partners, were provided a first hand look at how SupportSoft solutions are enabling digital service providers, IT organizations and end-users to meet the support challenges created by the convergence of rapidly emerging technologies, such as broadband, mobile, Voice over IP and video.

2005 Highlights:

•	SupportSoft received orders from 29 new customers, including 16 new international customers, and received 18 orders greater than $1 million, including seven customers placing orders for more than $2.5 million. Among the key new customers in 2005 were EDS, Symantec, Verizon and Northrup Grumman.

•	SupportSoft now counts 28 of the largest cable and DSL high speed data providers as customers, including 18 European and 9 of the top U.S broadband service providers, representing more than 35 million subscribers. During the year, key new DSP wins included Verizon, TDC Switzerland, Bharti, NetLynk and Bresnan Communications. In addition, customers expanding their use of SupportSoft products for triple play services included Time Warner Cable, Charter, Cox Communications, and Belgacom.

•	SupportSoft’s Global Services organization continued to provide tremendous value to its customers and delivered 72 go-lives during the year. SupportSoft achieved approximately 90% maintenance renewals as customers continued to receive positive value from SupportSoft products and solutions.

•	SupportSoft further expanded its relationships with its MSP partners, including EDS, CSC and IBM Global Services, signing 12 new customers in conjunction with them.

•	During the year, SupportSoft continued to provide innovative new products and significant enhancements to its Real-Time Service Management Solutions portfolio. Key new products introduced this year included our remote device management product, ServiceGateway, our product for the verification of installation and quality service for IP-based services, ServiceVerify and our product for service and abuse management, ServicePolicy.

Earnings Call

SupportSoft will host a conference call discussing the Company’s fourth quarter and full year 2005 results on Wednesday, February 1, 2006 starting at 2:00 p.m. PST. A live webcast of the call will be available on the Investor Relations section of the Company’s web site at www.supportsoft.com/investors. For those unable to listen to the live webcast, a replay of the call will also be available on the SupportSoft website, or by dialing (888) 203-1112 and entering passcode 7227894.

About SupportSoft

SupportSoft is a leading provider of Real-Time Service Management (RTSM™) software designed to automatically resolve IT technical problems for enterprises and enable triple play service automation for VoIP, video or broadband delivery by service providers to their customers. Digital service providers benefiting from SupportSoft solutions include Belgacom, BellSouth, Charter Communications, Comcast Communications, Cox Communications, Time Warner, TeliaSonera and UPC. Enterprises that have licensed SupportSoft software for IT requirements include ADP, Bank of America, BT, IBM, Procter & Gamble, Siebel Systems, Sony, Symantec and Thomson Financial. Managed service providers that utilize the Company’s solutions to provide outsourced services to their enterprise customers include ACS, CGI, CompuCom and CSC. For more information visit www.supportsoft.com.

Safe Harbor Statement

This press release and the related conference call contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements may be identified by terminology such as may, will, could, should, anticipate and expect and the negative of these terms or other similar expressions. These are statements that relate to future events and include, but are not limited to SupportSoft’s market and revenue opportunities in the future, the expected benefits and usage of SupportSoft’s products and statements relating to future revenues and earnings per share. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those discussed in these forward-looking statements. These risks and uncertainties include, but are not limited to: SupportSoft’s ability to achieve broad adoption and acceptance of its Real-Time Service Management products and services, the potential for a decrease in revenue caused by a reliance on a few large transactions in any period, judgment by management, based upon performance, to release a portion of a deferred tax asset resulting in a credit to tax expenses, SupportSoft’s ability to address market opportunities in light of the recent restructuring of the Company, the ability of its software to operate with hardware and software platforms that are used by its customers now or in the future, its ability to compete successfully in the real-time service management market, long sales cycles, diversion of management attention and difficulty in integrating acquired businesses and technologies, diversion of management attention to litigation matters or strategic matters, management’s ability to accurately predict performance, SupportSoft’s ability to retain key employees, the potential for accounting regulations and related interpretations and policies to require a change in our business practices, accounting policies and financial reporting, the ability to obtain sufficient patent protection, the uncertain economic conditions in the United States and in international markets as well as other risks detailed from time to time in its SEC filings, including those described in the section “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Other Factors Affecting our Business and Operating Results” in its Quarterly Report on Form 10-Q. Statements included in this release are based upon information known to SupportSoft as of the date of this release, and SupportSoft assumes no obligation to update information contained in this press release.

For Investor Relations Inquiries:	For Media Relations Inquiries:

Scott Wilson	Jennifer Massaro
(650) 556-8515	(650) 556-8596
ir@supportsoft.com	pr@supportsoft.com

SUPPORTSOFT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2004	2005	2004	2005
Revenues:
License fees	$9,478	$8,986	$37,923	$32,737
Services	6,300	6,825	22,694	29,194

Total revenues	15,778	15,811	60,617	61,931

Costs and expenses:
Cost of license fees	86	115	295	555
Cost of services	2,932	3,476	10,010	14,116
Amortization of intangible assets	272	273	363	1,090
Research and development	2,779	2,650	9,746	11,185
Sales and marketing	6,377	6,790	23,965	25,159
General and administrative	1,994	2,100	6,454	8,488
In-process research and development	—	—	1,618	—

Total costs and expenses	14,440	15,404	52,451	60,593

Income (loss) from operations	1,338	407	8,166	1,338

Interest income and other, net	513	1,097	2,298	3,619

Income (loss) before income taxes	1,851	1,504	10,464	4,957

Provision for income taxes	298	(227)	(310)	(402)

Net income (loss)	$2,149	$1,277	$10,154	$4,555

Net income (loss) per share:
Basic	$0.05	$0.03	$0.24	$0.11

Diluted	$0.05	$0.03	$0.22	$0.10

Shares used in computing per share amounts:
Basic	42,659	43,385	42,355	43,032

Diluted	44,648	44,659	45,590	44,519

SUPPORTSOFT, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31, 2004	December 31, 2005
Assets
Current assets:
Cash, cash equivalents and short term investments	$120,341	$120,663
Accounts receivable, net	9,594	17,437
Prepaids and other current assets	3,523	2,534

Total current assets	133,458	140,634

Property and equipment, net	1,347	1,211
Goodwill	9,792	9,792
Intangible assets, net	5,084	3,994
Other assets	524	701

Total assets	$150,205	$156,332

Liabilities and Stockholders’ Equity
Liabilities:
Accounts payable and accrued compensation	$3,100	$3,699
Other accrued liabilities	2,607	3,048
Deferred revenue	16,641	15,029
Other long term liabilities	$—	$142

Total liabilities	22,348	21,918

Stockholders’ equity:
Common stock	4	4
Treasury stock	—	(922)
Additional paid-in-capital	193,851	196,912
Other comprehensive loss	(618)	(755)
Accumulated deficit	(65,380)	(60,825)

Total stockholders’ equity	127,857	134,414

Total liabilities and stockholders’ equity	$150,205	$156,332